Exhibit 10.89

SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT

By and Between David Houillion and Path 1 Network Technologies, Inc.

THIS SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT (hereinafter “AGREEMENT”) is made and entered into by and between David Houillion (hereinafter “EMPLOYEE”) and Path 1 Network Technologies, Inc.(hereinafter “EMPLOYER”), and inures to the benefit of EMPLOYER’S current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns and to the benefit of EMPLOYEE’s current, former and future successors, agents, and assigns.

RECITALS

A. Employee has, for a period of time, been an employee of EMPLOYER, most recently as its Chief Accounting Officer.

B. EMPLOYEE’s employment with EMPLOYER terminated on July 11, 2005 (the “Separation Date”).

C. EMPLOYEE and EMPLOYER wish permanently to resolve any and all disputes arising out of EMPLOYEE’s employment with EMPLOYER or the cessation of that employment.

NOW, THEREFORE, for and in consideration of the execution of this AGREEMENT and the mutual covenants contained in the following paragraphs, EMPLOYER and EMPLOYEE agree as follows:

1. Incorporation of Recitals. The Recitals and identification of the parties to, and beneficiaries of, this AGREEMENT are incorporated by references as though fully set forth herein.

2. Consideration. In consideration for the mutual releases contained herein, the parties agree to each of the following conditions:

a. EMPLOYER. EMPLOYER agrees to pay EMPLOYEE two months salary (less applicable withholdings), an amount to which EMPLOYEE otherwise would not be entitled. The salary continuation benefit will be paid to EMPLOYEE by EMPLOYER on its regular payroll dates, with payment beginning on the first regular payroll date occurring after execution of this Agreement. Employee’s receipt of the salary continuation payments shall be contingent upon compliance with all of the terms of this Agreement and all of the terms of any other agreement previously executed between EMPLOYEE and EMPLOYER.

Settlement and General Release Agreement by and between David Houillion and Path 1 Network Technologies, Inc.

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EMPLOYEE understands and agrees that he will receive only those payments and specifically stated in this Agreement, and that he will not receive any other termination or severance payment, any compensation or any other benefits.

b. EMPLOYEE. EMPLOYEE agrees to be available for up to sixty (60) hours per month to consult with EMPLOYER for a period of sixty (60) days following the date this AGREEMENT is executed (“the Consulting Period”). EMPLOYEE acknowledges that EMPLOYER must file certain reports with the SEC in August 2005, and that he may be called upon and will be available for consultation to assist with the preparation of that filing. EMPLOYEE also agrees to assist EMPLOYER, as requested, including by meeting with EMPLOYER’s officers, agents and attorneys, as necessary, to investigate and prosecute any matters arising out of the activities of former EMPLOYER’s employee, Claude Gibson. EMPLOYEE agrees to provide EMPLOYER with accurate contact information so that EMPLOYER may contact EMPLOYEE during the Consulting Period. EMPLOYEE further agrees to indemnify and hold harmless Employer for any and all tax liability incurred as a result of Employee’s employment with and separation from EMPLOYER.

3. No Admission of Liability. The parties agree that this AGREEMENT, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns. The parties specifically acknowledge and agree that this AGREEMENT is a compromise of disputed claims, that the parties deny any liability for any matter released herein and that the parties enter into this AGREEMENT solely to avoid litigation and to buy their peace.

4. Wages and Vacation Time Paid. EMPLOYEE acknowledges that he has been paid for all of his wages and his accrued and unused vacation time.

5. Reference Requests. EMPLOYER agrees that if it is contacted by prospective employers of EMPLOYEE, EMPLOYER will release information concerning the dates of EMPLOYEE’s employment and the last position held, and will advise prospective employers of EMPLOYEE that EMPLOYER’s company policy is to release only such information.

6. Mutual General Release. The parties, for themselves, their heirs, executors, administrators, officers, directors, employees, assigns and successors, fully and forever release and discharge each other and, as applicable, each of the others’ current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, attorneys, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this AGREEMENT, including, without limitation, any and all claims,

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liabilities and causes of action arising out of or relating to EMPLOYEE’s employment with EMPLOYER or the cessation of that employment.

7. Knowing Waiver of Employment-Related Claims. EMPLOYEE understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to her under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. The only claims not covered by the release provisions of this AGREEMENT are (i) claims for unemployment insurance benefits (which EMPLOYER expressly agrees it will not dispute), and (ii) claims under the California Workers’ Compensation Act.

8. Waiver of Civil Code § 1542. The parties expressly waive any and all rights and benefits conferred upon them by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties expressly agree and understand that the Release given by them pursuant to this AGREEMENT applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which they may have against each other or any of the other Releasees.

9. Severability of Release Provisions. The parties agree that if any provision of the releases given by them under this AGREEMENT is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

10. Promise to Refrain from Suit or Administrative Action. The parties promise and agree that they will never sue each other or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against each other or any of the other Releasees, with respect to any claim covered by the release provisions of this AGREEMENT, including but not limited to claims arising out of EMPLOYEE’s employment with EMPLOYER or the termination of that employment, unless the parties are compelled by legal process to do so.

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11. Promise to Refrain from Assisting in Suit or Administrative Action. EMPLOYEE promises and agrees that he shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against EMPLOYER or any of the other Releasees, unless compelled by legal process to do so.

12. Promise to Maintain Confidentiality of EMPLOYER’s Confidential Information. EMPLOYEE acknowledges that due to the position he has occupied and the responsibilities he has had at EMPLOYER, he has received information concerning EMPLOYER’s products, procedures, customers, sales, prices, contracts, and the like, and that such information is confidential and belongs exclusively to EMPLOYER. EMPLOYEE hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by EMPLOYER which constitutes inventions or trade secrets as defined in EMPLOYER’s Employee Proprietary Information and Inventions Agreement, or which concerns EMPLOYER’s products and procedures, the identities of EMPLOYER’s customers, EMPLOYER’s sales, EMPLOYER’s prices, the terms of any of EMPLOYER’s contracts with third parties, and the like. EMPLOYEE agrees that a violation by him of the foregoing obligation to maintain the confidentiality of EMPLOYER’s confidential information will constitute a material breach of this AGREEMENT. EMPLOYEE specifically confirms that he will continue to comply with the provisions of the Employee Proprietary Information and Inventions Agreement, dated on or about November 25, 2002. In the event that the obligations of the Path 1 Employee Proprietary Information and Inventions Agreement vary from or exceed EMPLOYEE’s obligations under the Uniform Trade Secrets Act, as implemented in California, then his obligations in that regard shall extend for one year from the Effective Date of this AGREEMENT.

13. Non-Solicitation. EMPLOYEE agrees that for a period of one year from the date of this AGREEMENT, he shall not, in his individual capacity or as agent for or representative of another person or entity, (a) directly or indirectly solicit, encourage, induce or attempt to induce any person employed by EMPLOYER to leave her or his employment with EMPLOYER; (b) directly or indirectly solicit, encourage, induce or attempt to induce any person who he knows to be an applicant or a candidate for employment with EMPLOYER to seek employment with any person or entity other than EMPLOYER; (c) directly or indirectly solicit, encourage, induce or attempt to induce any person who he knows to be a potential (i.e., having had some form of prior contact with EMPLOYER) or actual contractor to EMPLOYER to provide his, her or its consulting services to any person or entity other than EMPLOYER, or (d) solicit, encourage, induce or attempt to induce any customer, supplier, licensee, licensor or other party which he knows to have a contractual relationship with EMPLOYER or its subsidiaries or affiliates to cease doing business with EMPLOYER or such subsidiary or affiliate.

14. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this AGREEMENT contains the entire agreement of the parties on the subject matter

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thereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.

15. Mutual Non-disparagement. The parties agree that they shall refrain from making disparaging comments concerning one another (and, as applicable, the other party’s management, Board of Directors and employees).

16. Voluntary Execution. The parties hereby acknowledge that they have read and understand this AGREEMENT and that they sign this AGREEMENT voluntarily and without coercion.

17. Waiver, Amendment and Modification of AGREEMENT. The parties agree that no waiver, amendment or modification of any of the terms of this AGREEMENT shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this AGREEMENT shall be construed as a waiver of any other term, condition or default.

18. Representation by Counsel. The parties represent that they understand that they have the right to be represented (at their own expense) in negotiations for the preparation of this AGREEMENT by counsel of their own choosing, and that they have entered into this AGREEMENT voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties, other than those contained within this AGREEMENT. The parties further agree that if any of the facts or matters upon which they now rely in making this AGREEMENT hereafter prove to be otherwise, this AGREEMENT will nonetheless remain in full force and effect.

19. California Law. The parties agree that this AGREEMENT and its terms shall be construed under California law.

20. Agreement to Arbitrate Claims Arising from AGREEMENT. The parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this AGREEMENT, said dispute shall be resolved by binding arbitration conducted in San Diego, California in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“AAA’s National Rules”). In the event that such a dispute arises, counsel for both parties will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the AAA’s National Rules shall govern. The parties agree that, with respect to any dispute under this AGREEMENT brought to arbitration or litigation, the prevailing party in said dispute shall be entitled to reimbursement of its costs, including the arbitrator and filing fees, and reasonable attorneys’ fees.

21. Drafting. The parties agree that this AGREEMENT shall be construed without regard to the drafter of the same and shall be construed as though each party to this AGREEMENT participated equally in the preparation and drafting of this AGREEMENT.

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22. Counterparts. This AGREEMENT may be signed in counterparts and said counterparts shall be treated as though signed as one document.

Employee

Dated: 07/19/05	/s/ David Houillion
David Houillion, Employee

Path 1 Network Technologies, Inc.

Dated: 7/20/2005	By:	/s/ John Zavoli

	Its:	President & CEO

Settlement and General Release Agreement by and between David Houillion and Path 1 Network Technologies, Inc.

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